Exhibit 99.1

ClearSign and Anthony DiGiandomenico Reach Agreement to Refresh ClearSign’s Board and Ensure Smooth Management Transition

DiGiandomenico and MDB Capital Agree to Customary Standstill and Voting Commitments Through ClearSign’s 2020 Annual Meeting

SEATTLE, January 8, 2019 – ClearSign Combustion Corporation (Nasdaq: CLIR) (“ClearSign” or the “Company”), an emerging leader in industrial combustion technologies that improve energy and operational efficiencies while dramatically reducing emissions, announces that it has come to an amicable resolution of the proxy contest initiated by Anthony DiGiandomenico.

“We are pleased to eliminate the distraction of a costly proxy contest and are excited to welcome two new directors to the Board,” said Rob Hoffman, ClearSign Chairman of the Board of Directors (the “Board”). “The Board is glad to maintain an ongoing dialogue with its shareholders and address and resolve shareholder concerns in a productive manner while following best corporate governance practices.”

In conjunction with the settlement, the Company also announces the following Board and management changes:

Steve Pirnat, former CEO and director of ClearSign, retired from his position on the Board as of December 31, 2018. To fill the vacancy created by Mr. Pirnat’s retirement, Jim Simmons of ICM Asset Management will be appointed to the Board, effective January 8, 2019, subject to customary background checks. Mr. Simmons is the founder and CIO of ICM Asset Management, an investment advisory firm founded in 1981. Jim has been a Chartered Financial Analyst since 1985 and has over four decades of experience in security analysis portfolio management. As ICM’s Chief Investment Officer, he leads portfolio strategy for all portfolios with a particular emphasis on undiscovered and turn-around small cap companies. In addition, Jim has been active over the years in assisting small start-up companies in Spokane and the Northwest. As Chairman of the Board of ICM he also provides the overarching strategic direction for the firm.  Before founding ICM, Jim served as the head of Old National Bank’s trust investment department, and prior to this, as a portfolio manager with the bank now known as Comerica. Jim earned a bachelor’s degree in economics from Michigan State University, and is a member of both CFA Institute and the CFA Society of Spokane.

The Company will also nominate Bruce Pate of Pate Capital Partners LP to the Board at the next annual meeting. Mr. Pate is the General Partner of the investment partnership, which he founded in 2004 to invest in publicly traded companies with a special emphasis in energy and resource-related sectors. Prior to founding Pate Capital Partners, Mr. Pate spent more than 20 years at Morgan Stanley & Co. as a principal of the firm, where he managed fixed income and equity portfolios for entrepreneurs, foundations and corporations.

Mr. Pate has been granted Board observer status, effective immediately.

As previously announced, Mr. Pirnat’s retirement as CEO of ClearSign became effective as of December 31, 2018, although his services have been retained on a consulting basis going forward. While the previously announced search for a new CEO continues, Mr. Hoffman will serve as interim CEO.

Dr. Roberto Ruiz, COO of ClearSign retired effective January 4, 2019. Dr. Ruiz has also agreed to continue advising the Company on a consulting basis going forward.

As part of the settlement agreement, Mr. DiGiandomenico and MDB Capital Group LLC have agreed to customary standstill and voting commitments through the 2020 annual meeting of shareholders. The full settlement agreement will be included in a Current Report on Form 8-K that ClearSign will file with the Securities and Exchange Commission.

“I greatly appreciate the willingness of ClearSign to promptly address my concerns as a shareholder,” said Anthony DiGiandomenico, co-founder and Partner of MDB Capital Group LLC. “Given the changes announced today, I believe the Company is adequately positioned and funded to build commercial momentum for its disruptive emissions control technologies and in turn, maximize shareholder value.”

“On behalf of the Board, I want to thank Steve and Roberto for their outstanding contributions to the Company,” said Mr. Hoffman. “My enthusiasm is unwavering for the Company’s technology and opportunity in the market. We look forward to capitalizing on the commercial opportunities in our current and future pipeline.”

About ClearSign Combustion Corporation

ClearSign Combustion Corporation designs and develops products and technologies for the purpose of improving key performance characteristics of combustion systems, including emissions and operational performance, energy efficiency and overall cost-effectiveness. Our patented Duplex™, Duplex Plug & Play™ and Electrodynamic Combustion Control™ platform technologies enhance the performance of combustion systems in a broad range of markets, including the energy (upstream oil production and down-stream refining), commercial/industrial boiler, chemical, petrochemical, and power industries. For more information, please visit www.clearsign.com.

Cautionary note on forward-looking statements

All statements in this press release that are not based on historical fact are “forward-looking statements.” You can find many (but not all) of these statements by looking for words such as “approximates,” “believes,” “hopes,” “expects,” “anticipates,” “estimates,” “projects,” “intends,” “plans,” “would,” “should,” “could,” “may,” “will” or other similar expressions. While management has based any forward-looking statements included in this press release on its current expectations, the information on which such expectations were based may change. These forward-looking statements rely on a number of assumptions concerning future events and are subject to a number of risks, uncertainties and other factors, many of which are outside of our control, which could cause actual results to materially differ from such statements. Such risks, uncertainties and other factors include, but are not limited to, general business and economic conditions, the performance of management and our employees, our ability to obtain financing, competition, whether our technology will be accepted and other factors identified in our Annual Report on Form 10-K filed with the Securities and Exchange Commission and available at www.sec.gov and other factors that are to be detailed in our periodic and current reports available for review at www.sec.gov. Furthermore, we operate in a competitive environment where new and unanticipated risks may arise. Accordingly, investors should not place any reliance on forward-looking statements as a prediction of actual results. We disclaim any intention to, and undertake no obligation to, update or revise forward-looking statements to reflect events or circumstances that subsequently occur or of which we hereafter become aware.

For further information:

Investor Relations:

Matthew Selinger

Firm IR Group for ClearSign

+1 415-572-8152

mselinger@firmirgroup.com

Media:

Sylvester Palacios, Jr.

Pierpont Communications for ClearSign

+1 512-448-4950